Exhibit 12

CREDIT AGREEMENT

Dated as of April 13, 2007

by and among

IMPERIAL PETROLEUM, INC.,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., as Collateral Agent and

Administrative Agent,

SCHEDULE AND EXHIBITS

Schedule C-1	Lenders and Lenders’ Commitments
Schedule 6.01(e)	Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(o)(A)	Real Property
Schedule 6.01(o)(B)	Oil and Gas Property
Schedule 6.01(o)(C)	Assets to be Acquired
Schedule 6.01(o)(D)	Renovated Gas Gathering Line
Schedule 6.01(q)	Operating Leases
Schedule 6.01(r)	Environmental Matters
Schedule 6.01(s)	Insurance
Schedule 6.01(v)	Bank Accounts
Schedule 6.01(w)	Intellectual Property
Schedule 6.01(x)	Material Contracts
Schedule 6.01(dd)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 6.01(ee)	Tradenames
Schedule 6.01(ff)	Collateral Locations
Schedule 6.01(hh)	Oil and Gas Imbalances
Schedule 6.01(ii)	Hedging Agreements
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Blocked Account Banks and Blocked Accounts

Exhibit A-1	Form of Assignment and Acceptance
Exhibit G-1	Form of Guaranty
Exhibit I-1	Form of Intercompany Subordination Agreement
Exhibit P-1	Form of Pledge Agreement
Exhibit S-1	Form of Security Agreement
Exhibit 2.02	Form of Notice of Borrowing
Exhibit 5.01(d)(xv)	Form of Opinion of Counsel

- i -

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”), dated as of April 13, 2007, by and among IMPERIAL PETROLEUM, INC., a Nevada corporation (the “Borrower”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., a Delaware limited partnership, formerly known as Highbridge/Zwirn Special Opportunities Fund, L.P. (“DBZ”), as collateral agent for the Lenders (in such capacity, together with any successor collateral agent, the “Collateral Agent”), DBZ, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Administrative Agent”; and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

WHEREAS, the Borrower has asked the Agents to arrange, and for the Lenders to extend, credit and other financial accommodations to the Borrower on the terms and conditions set forth in this Agreement through the making of loans on and after the Effective Date (as hereafter defined) consisting of a term loan in the aggregate principal amount of $436,851.82 and a revolving credit facility in an aggregate principal amount not to exceed $15,000,000 at any time outstanding, all on the terms and conditions of this Agreement;

WHEREAS, the proceeds of the loans made under the term loan and the revolving credit facility will be used by the Borrower (i) to repay certain existing indebtedness, (ii) to finance the Luling Wellbore Purchase Requirements, (iii) to retire certain accounts payable, (iv) to provide the Coquille Bay Site Specific Trust Guarantee, (v) to pay fees and expenses related to this Agreement and the other Loan Documents (as hereafter defined), and (vi) for the Borrower’s general working capital purposes;

WHEREAS, the Lenders, the Administrative Agent and the Collateral Agent are willing to extend the financial accommodations upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account Receivable, chattel paper, or a general intangible.

“Account Receivable” means, with respect to any Person, all of such Person’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), and any and all “supporting obligations” (as that term is defined in the Code) in respect thereof.

“Acquisition” means (a) any Stock Acquisition, or (b) any Asset Acquisition.

“Action” has the meaning specified therefor in Section 12.12.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrower shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 5% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“After Acquired Property” means any interest in real property (other than Oil and Gas Properties) acquired by the Borrower or any of its Subsidiaries after the date hereof with a Current Value in excess of $500,000 in the case of a fee interest or requiring the payment of annual rent exceeding in the aggregate $500,000 in the case of a leasehold interest.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agent Reserve” and “Agent Reserves” have the meanings specified therefor in Section 2.01(b)(i).

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Applicable Interest Rate Margin” means (i) for a Reference Rate Loan, 10.00%, and (ii) for a LIBOR Rate Loan, 11.00%.

“Asset Acquisition” means any purchase or other acquisition by Borrower or its Subsidiaries of all or substantially all of the assets of any other Person.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit A-1 hereto or such other form acceptable to the Collateral Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, controller, president or any executive or senior vice president of such Person.

“Availability” means, at any time, the lesser of (a) difference between (i) the lesser of (A) the Borrowing Base and (B) the Total Revolving Credit Commitment and (ii) the sum of (x) the aggregate outstanding principal amount of all Revolving Loans, (y) the unfunded amount of the Coquille Bay Site Specific Trust Guarantee and (z) the aggregate amount, if any, of all trade payables of the Borrower and its Subsidiaries aged in excess of historical levels, or (b) such lesser amount as shall be set by the Administrative Agent in the Administrative Agent’s sole and absolute discretion.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Base LIBOR Rate” means the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information services as of 11:00 a.m. (London time) 2 Business Days prior to the first day of the applicable Interest Period, and having a maturity equal to such Interest Period; provided that if no such rate is available to the Administrative Agent, the Base LIBOR Rate shall mean the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 11:00 a.m. (New York time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by the Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Basis Differential” means, in the case of any Oil and Gas Property, the difference between the NYMEX Strip Price and the sales prices at the delivery point where the gas or oil, as the case may be, produced by such Oil and Gas Property, is sold.

“Benchmark Price Deck” means, as of any date of determination, commencing with the month during which the determination date occurs for crude oil or natural gas, the price for such date as set forth on the table below:

FISCAL YEAR ENDED	OIL ($/Bpl)	Natural Gas ($/Mcf)
2007	$55.00	$6.00
2008	$52.50	$6.25
2009	$52.50	$6.00
2010	$50.00	$5.50
2011	$48.00	$5.50
2012	$48.00	$5.00
Thereafter	$48.00	$5.00

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrowing Base” means, as of any date of determination, the difference between (a) the sum of (i) 65% of the PV-10 of the Proved Developed Producing Reserves of the Borrower that are located in the United States and subject to a Mortgage and UCC financing statements, that in each case create a first priority perfected Lien in such Oil and Gas Properties in favor of the Collateral Agent for the ratable benefit of the Lenders, (ii) 45% of the PV-10 of the Proved Developed Non-Producing Reserves of the Borrower that are located in the United States and subject to a Mortgage and UCC financing statements, that in each case create a first priority perfected Lien in such Oil and Gas Properties in favor of the Collateral Agent for the ratable benefit of the Lenders, and (iii) 20% of the PV-10 of the Proved Undeveloped Reserves of the Borrower that are located in the United States and subject to a Mortgage and UCC financing statements, that in each case create a first priority perfected Lien in such Oil and Gas Properties in favor of the Collateral Agent for the ratable benefit of the Lenders, and (b) the sum of (x) the Hedge Reserve, (y) such other reserves as the Administrative Agent may deem appropriate in the exercise of its business judgment based upon the lending practices of the Administrative Agent, including without limitation the Agent Reserves, and (z) any other reductions the Administrative Agent deems necessary or prudent in its sole discretion; provided, however, that the borrowing capacity attributable to clause (iii) above shall not exceed the lesser of (I) 10% of the combined borrowing capacity under clauses (i), (ii) and (iii) (without giving effect to this limitation) above and (II) $1,500,000.

“Business Day” means (i) in relation to a Reference Rate Loan or in relation to any other matter under this Agreement, any day other than a Saturday, Sunday or other day on which commercial banks in New York or Texas are authorized or required to close, and (ii) in relation to any LIBOR Rate Loan, any day that is a Business Day under clause (i), other than a day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations incurred during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive of any Governmental Authority or any central bank (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender, any Person controlling any Lender or the manner in which any Lender, any Person controlling any Lender allocates capital to any of its contingent liabilities, advances, acceptances, commitments, assets or liabilities.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Cash and Cash Equivalents” means all cash, deposit or securities account balances, certificates of deposit or other financial instruments properly classified as cash or cash equivalents under GAAP.

“Change of Control” means each occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than by a Permitted Holder) of beneficial ownership of more than 10% of the aggregate outstanding voting power of the Capital Stock of the Borrower;

(b) at any time the Permitted Holder ceases to have the power to appoint, or ceases to have appointed, a majority of the individuals who compose the Board of Directors of the Borrower,

(c) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority the directors of the

Borrower then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower;

(d) the Borrower ceases to own and control 100% of the shares of the Capital Stock of the Borrower’s Subsidiaries, unless otherwise permitted hereunder; or

(e)(i) the Borrower consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to any Person, or (ii) any entity consolidates with or merges into the Borrower, which in either event (i) or (ii) is pursuant to a transaction in which the outstanding voting Capital Stock of the Borrower is reclassified or changed into or exchanged for cash, securities or other property.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person and its Subsidiaries for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, and (D) amortization expense.

“Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness of such Person, determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, but without duplication, with respect to the Borrower and its Subsidiaries, the Revolving Loans and the amount of their Capital Lease Obligations.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any non-cash extraordinary or non-recurring gains or losses or non-cash gains or losses from Dispositions, (b) restructuring charges, (c) effects of discontinued operations, and (d) interest that is paid-in-kind.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on interest rate Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on interest rate Hedging Agreements (to the extent not included in such gross interest expense) and (B) the upfront costs or fees for such period associated with interest rate Hedging Agreements (to the extent not included in such gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business or delivery obligations with respect to any volumetric production payment. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Coquille Bay Site Specific Trust Guarantee” means that certain Payment and Indemnity Agreement for the benefit of U.S. Specialty Insurance.

“Current Value” has the meaning specified therefor in Section 7.01(o).

“DBZ” has the meaning specified therefor in the preamble hereto.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Disbursement Letter” means a Disbursement Letter, in form and substance satisfactory to Collateral Agent.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Effective Date” means the date on which all of the conditions precedent set forth in Section 5.01 are first satisfied or waived.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses of any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Emergency Planning and the Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the release, emission, deposit, discharge, leaching, migration or spill of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property currently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the IRC.

“Event of Default” means any of the events set forth in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreement” means that Consolidated Credit Agreement dated as of January 15, 2004, by and among the Borrower, D.B. Zwirn Special Opportunities Fund, L.P., as collateral agent and administrative agent, and the lenders party from time to time thereto.

“Extraordinary Receipts” means any cash received by the Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds of Dispositions or Indebtedness), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“FASB 133” means Statement No. 133 of the Financial Accounting Standards Board as it applies to Hedging Agreements.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter agreement, dated as of the date hereof, between the Borrower and the Administrative Agent.

“Field Survey and Audit” means a field survey and audit of the Loan Parties and each other party to an Acquisition Agreement (including an analysis of their accounts payable as of a date no earlier than 30 days prior to the Effective Date) and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Collateral Agent, at the sole cost and expense of the Borrower.

“Final Revolver Maturity Date” means April 13, 2009, or such earlier date on which all of the Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Final Term Loan Maturity Date” means October 31, 2009.

“Financial Statements” means (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries for the Fiscal Year ended July 31, 2006, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries for the 6 months ended January 31, 2007, and the related consolidated statement of operations, shareholder’s equity and cash flows for the 6 months then ended.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on July 31of each year.

“Funding Losses” has the meaning specified therefore in Section 2.05(d)(ii)(B).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means (i) each Subsidiary of the Borrower, and (ii) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means each guaranty substantially in the form of Exhibit G-1, made by any Guarantor in favor of the Collateral Agent for the benefit of the Lenders, including those made pursuant to Section 7.01(b).

“Hazardous Materials” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedge Reserve” means an amount equal to the aggregate amount of cash pledged to secure Borrower’s Indebtedness in respect of Hedging Agreements.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to Hydrocarbon leases, Hydrocarbon or other mineral fee or lease interests, farm-ins, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person to the extent secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of in which such Person is a general partner and any Person’s allocable share of any Indebtedness of any joint venture in which such Person is a joint venturer, including Indebtedness of which such Person is jointly and severally liable, but excluding any non-recourse Indebtedness. For the purposes of this Agreement, Indebtedness of the Borrower shall included the unfunded amount of the Coquille Bay Site Specific Guarantee.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Initial Reserve Report” has the meaning specified therefor in Section 5.01(k).

“Initial Revolving Loan” means that certain Revolving Loan extended on the Effective Date in an amount equal to $9,840,510.90.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrower, each of its Subsidiaries, and Collateral Agent, the form and substance of which is reasonably satisfactory to Collateral Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement entered into as of the date hereof by and among DBZ, as Senior Agent, and Bank of Oklahoma, as Subordinated Lender, as such Agreement may be amended, modified, supplemented or otherwise modified pursuant to the terms thereof.

“Interest Period” means a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2 or 3 months thereafter, provided, however, that (i) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (iii)-(v) below) to the next succeeding Business Day, (ii) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (iii) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (iv) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2 or 3 months after the date on which the Interest Period began, as applicable, and (v) the Borrower may not elect an Interest Period which will end after the Final Revolver Maturity Date.

“IRC” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means all of each of the Loan Parties’ now owned and/or hereafter acquired right, title, and interest with respect to inventory as defined in the Code, including Hydrocarbons.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Liabilities” has the meaning specified therefor in Section 2.08.

“LIBOR Deadline” has the meaning set forth in Section 2.05(d)(ii)(A).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefore in Section 2.05(d)(i).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Administrative Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage. Notwithstanding anything to the contrary contained herein, the LIBOR Rate shall in no event be less than 5.00 percentage points per annum.

“LIBOR Rate Loan” means each portion of any Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquidation Preference” means the amount equal to the greater of (a) such amount necessary to ensure the Lenders receive an internal rate of return equal to 30%, or (b) such amount necessary to ensure the Lenders receive a return on investment equal to 30%.

“Loan” means the Term Loan, the Coquille Bay Site Specific Trust Guarantee and any Revolving Loan made by an Agent or a Lender to the Borrower pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Loans made to, and all other Obligations incurred by, the Borrower.

“Loan Document” means this Agreement, the Disbursement Letter, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, any Mortgage, any Pledge Agreement, any Security Agreement, any Transfer Order Letter, any UCC Filing Authorization Letter and any other agreement, instrument, and other document executed and delivered by a Loan Party pursuant hereto or thereto relating to, evidencing or securing any Loan or any other Obligation.

“Loan Party” means Borrower and/or any Guarantor.

“Luling Wellbore Purchase Requirements” means the purchase of certain wellbores and interests from Caltex Energy Company pursuant to that certain Purchase and Sale Agreement dated December 1, 2006 by and between Imperial Petroleum, Inc., as Buyer, and Caltex Energy Company, as Seller, for a purchase price of no greater than $300,000.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any Loan Party or the Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Lenders on any of the Collateral.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $100,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a fee or leasehold mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to the provisions hereof or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Notice of Borrowing” has the meaning specified therefor in Section 2.03(a).

“NYMEX” means the New York Mercantile Exchange or its successor entity.

“NYMEX Strip Price” means as of any date of determination, the average of the 24 succeeding monthly futures contract prices, commencing with the month during which the determination date occurs, for each of the appropriate crude oil and natural gas categories included in the most recent Reserve Report provided by the Borrower to the Agents pursuant to Section 7.01(a)(vi) as quoted on the NYMEX; provided, that if the NYMEX no longer provides futures contract price quotes or has ceased to operate, the comparable futures contract prices quoted on such other nationally recognized commodities exchange as Agent shall designate.

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders, or any of them, under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in any Insolvency Proceeding) to pay principal, interest, premiums, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Oil and Gas Business” means (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

“Oil and Gas Properties” means all Hydrocarbon Interests; the personal property and/or real property now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all oil wells, gas wells, water wells, injection wells, platforms, spars or other offshore facilities, casings, rods, tubing, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, gas systems (for gathering, treating and compression), and water systems (for treating, disposal and injection); all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and personal property and/or real property in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or personal property and/or real property and including any and all surface leases, rights-of-way, easements and servitude together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; all Hydrocarbon leasehold, fee and term interests, all overriding royalty interests, mineral interests, royalty interests, net profits interests, net revenue interests, oil and gas payments, production payments, carried interests, leases, subleases, farmouts and any and all other interests in Hydrocarbons; in each case whether now owned or hereafter acquired directly or indirectly.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Taxes” has the meaning specified therefor in Section 2.09(a)(iii).

“Participant Register” has the meaning specified therefor in Section 12.07(b)(v).

“Payment Office” means the Administrative Agent’s office located at 9 West 57th Street, 27th Floor, New York, New York 10019, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition,

(b) the assets being acquired, or the Person whose Capital Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and/or its Subsidiaries or a business reasonably related thereto,

(c) Borrower has at least $500,000 of Availability after giving effect to such Acquisition,

(d) the aggregate cash consideration paid or payable in respect of the proposed Acquisition and all other Acquisitions consummated after the Effective Date does not exceed $500,000,

(e) Borrower has provided Collateral Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the projected consolidated financial statements of Borrower (including the consolidated financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the projected consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that are projected not to be incurred and include income items that are projected to be recognized, in each case, if the combination is accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by Borrower and Collateral Agent), Borrower would be in compliance with the financial covenants in Section 7.03 hereof for the 12 months ended immediately following to the proposed date of consummation of such proposed Acquisition,

(f) Borrower has provided Collateral Agent with prior written notice of the proposed Acquisition not less than 10 Business Days prior to the anticipated closing date of the subject Acquisition together with such documentation that Collateral Agent reasonably may require demonstrating that the proposed Acquisition could not reasonably be expected to have a Material Adverse Effect on Borrower (and Collateral Agent shall have 5 Business Days from and after the receipt by Collateral Agent of such documentation to notify Borrower of its contention that the proposed Acquisition cannot proceed because a Material Adverse Effect could reasonably be expected to result from the proposed Acquisition),

(g) in the case of an Asset Acquisition, the subject assets are being acquired by Borrower,

(h) in the case of a Stock Acquisition, the subject Capital Stock is being acquired in such Acquisition directly by Borrower,

(i) in the case of an Asset Acquisition, Borrower shall have executed and delivered or authorized, as applicable, any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Collateral Agent in order to include the newly acquired assets within the collateral hypothecated under the Loan Documents,

(j) in the case of a Stock Acquisition, Borrower shall have executed and delivered a pledge agreement respecting the Capital Stock being acquired and shall have delivered to Collateral Agent possession of the original stock certificates respecting all of the issued and outstanding shares of Capital Stock of such acquired Person, together with stock powers with respect thereto endorsed in blank,

(k) in the case of a Stock Acquisition, Borrower shall have caused such acquired Person to execute and deliver a joinder to either this Agreement or the Guaranty in order to make such Person a party hereto or thereto, together with any and all security agreements, financing statements, fixture filings, and other documentation reasonably requested by Collateral Agent in order to cause such cause acquired Person to be obligated with respect to the Obligations and to include the assets of the acquired Person within the collateral hypothecated under the Loan Documents; and

(l) Borrower has provided Collateral Agent with such documentation as Collateral Agent reasonably may require demonstrating that the aggregate purchase consideration (including any deferred purchase consideration) is not in excess of 2.5 times the TTM EBITDA (adjusted to eliminate expense items that would not have been incurred and include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by Borrower and Collateral Agent) of the Person whose Capital Stock is being acquired, or associated with the assets being acquired.

“Permitted Business Investments” means any investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, the entry into operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out and farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil or natural gas, unitization and pooling declarations and agreements and area of mutual interest agreements, production sharing agreements or other similar or customary agreements, transactions, properties, interests, and investments and expenditures in connection therewith, and acquisitions of Oil and Gas Properties that do not in the aggregate exceed $500,000 per Fiscal Year so long as, after giving effect to any such acquisition, no Default or Event of Default has occurred and is continuing and Borrower has Availability plus Qualified Cash of at least $500,000; provided that an investment in capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in a Person shall not constitute a Permitted Business Investment.

“Permitted Dispositions” means (a) sales or other dispositions of Inventory to buyers in the ordinary course of business, (b) the use or transfer of money or Cash Equivalents by the Borrower and its Subsidiaries in the ordinary course of business in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (c) the licensing by the Borrower and its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, and (d) the granting of leases or subleases to other Persons not materially interfering with the conduct of business of any of the Loan Parties.

“Permitted Holder” means Jeffrey Wilson.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

(b) Indebtedness evidenced by Capitalized Lease Obligations incurred after the date hereof in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $250,000 at any time outstanding;

(c) purchase money Indebtedness incurred after the date hereof to enable a Loan Party to acquire equipment in the ordinary course of its business, which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clause (c) of this definition, does not exceed $250,000 at any time outstanding;

(d) Indebtedness permitted under Section 7.02(e); and

(e) Indebtedness of the Borrower or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to the Collateral Agent’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), but not the extension of coverage thereof to other property or assets

(e) Liens arising under Capital Leases or securing purchase money Indebtedness permitted under the definition of Permitted Indebtedness; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, and (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) deposits and pledges of cash, in an aggregate amount at any time outstanding not in excess of $100,000, securing obligations in respect of Hedging Agreements to which Borrower is a party;

(h) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that are customarily accepted in the Oil and Gas Business and that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(i) leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries;

(j) precautionary UCC financing statement filings regarding operating leases;

(k) Liens arising out of the existence of judgments or awards not giving rise to an Event of Default;

(l) statutory and common law landlords’ liens under leases to which the Borrower or any of its Subsidiaries is a party;

(m) Liens securing Refinancing Indebtedness permitted to be incurred hereunder; provided, that such Liens do not extend to any property or assets other than the property or assets that served as collateral for the refinanced Indebtedness; and

(n) a Lien in favor of Pearl River on certain real estate of Borrower in Coquille Bay for work performed by Pearl River; provided such Lien shall only be a Permitted Lien until July 13, 2007 or such later date as Collateral Agent shall agree to.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petroleum Engineers” means Pollard, Gore & Harrison or such other petroleum engineers of recognized national standing as may be selected by the Borrower with the prior consent of the Agents.

“Pledge Agreement” means a Pledge Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit P-1, securing the Obligations and delivered to the Collateral Agent.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 4.00 percentage points, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan prior to the Event of Default plus 4.00 percentage points.

“property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make Revolving Loans and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances),

(b) with respect to a Lender’s obligation to make the Term Loan and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment, by (ii) the Total Term Loan Commitment, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan and the denominator shall be the aggregate unpaid principal amount of the Term Loan, and

(c) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loan; provided, that if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances).

“Proved Developed Non-Producing Reserves” means those Oil and Gas Properties designated as “proved developed non-producing” (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society for Petroleum Engineers, Inc. from time to time) in the Reserve Report and used in establishing the Borrowing Base.

“Proved Developed Producing Reserves” means those Oil and Gas Properties designated as “proved developed producing” (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society for Petroleum Engineers, Inc. from time to time) in the Reserve Report and used in establishing the Borrowing Base.

“Proved Reserves” means those Oil and Gas Properties designated as “proved” (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society for Petroleum Engineers, Inc. from time to time) in the Reserve Report and used in establishing the Borrowing Base.

“Proved Undeveloped Reserves” means those Oil and Gas Properties designated as “proved undeveloped producing” (in accordance with the Definitions for Oil and Gas Reserves approved by the Board of Directors of the Society for Petroleum Engineers, Inc. from time to time) in the Reserve Report and used in establishing the Borrowing Base.

“PV-10” means, as of any date of determination, the present value of the net revenues before income taxes expected to be received in each of the months following the date of determination on the basis of estimated production from Proved Reserves during such months determined as follows:

(a) each such monthly net revenue amount shall be calculated (x) on the basis of the lesser of the price prescribed by the Benchmark Price Deck and the applicable NYMEX Strip Price for the appropriate category of oil or gas as of such date of determination, adjusting such price to reflect (A) the appropriate Basis Differential with respect to Hydrocarbons produced from specific Oil and Gas Properties of the Borrower, (B) the prices for fixed price contracts for such month, (C) the prices for hedged volumes for such month and (D) Btu content, (y) assuming that production costs remain constant throughout the periods of the calculation of such monthly net revenues, and (z) otherwise applying the financial accounting and reporting standards prescribed by the SEC for application of the successful efforts method of accounting for such revenues under Rule 4-10 of Regulation S-X as promulgated by the SEC from time to time; and

(b) the present value of each such monthly net revenue amount shall be determined by discounting each such monthly net revenue amount from the month in which it is expected to be received, on a monthly basis, to such date of determination at a rate of 10% per annum.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted Cash and Cash Equivalents of the Borrower and its Subsidiaries that is subject to a control agreement in favor of Collateral Agent and that is on deposit with banks, or in securities accounts with securities intermediaries, or any combination thereof.

“Rating Agencies” has the meaning specified therefor in Section 2.08.

“Reference Bank” means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Administrative Agent to Borrower from time to time.

“Reference Rate” means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(b)(ii).

“Registered Loan” has the meaning specified therefore in Section 12.07(b)(ii).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Lender, any Affiliate (other than individuals) of such Lender, including, without limitation, a fund or an account managed by such Lender or an Affiliate of such Lender or its investment manager.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Revolving Loan Lenders whose Pro Rata Shares (calculated under clause (a) of the definition thereof) aggregate at least 51%.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Reserve Report” means a report of the Petroleum Engineers in the form of the Initial Reserve Report, setting forth, as of July 31 or January 31 of any calendar year (a) the volumetric quantity and both the PV-10 and the SEC Value, of the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower included in the calculation of the Borrowing Base, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, and (b) such other information as any Agent may reasonably request.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule C-1 hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01(a)(i).

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment.

“Revolving Loan Obligations” means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Royalty Payments Suspense Account” means that certain entry in Borrower’s financial records identified as the “royalty suspense payments account”.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“SEC Value” means the future net revenues before income taxes from Proved Reserves, estimated utilizing the actual price for the appropriate category of oil or gas as of the date of determination and assuming that oil and natural gas prices and production costs thereafter remain constant, then discounted at the rate of 10% per year to obtain the present value, and otherwise applying the financial accounting and reporting standards prescribed by the SEC for application of the successful efforts method of accounting under Rule 4-10 and Regulation S-X as promulgated by the SEC from time to time.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.08.

“Securitization Parties” has the meaning specified therefor in Section 2.08.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit S-1, securing the Obligations and delivered to the Collateral Agent.

“Settlement Period” has the meaning specified therefor in Section 2.03(d)(i) hereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Stock Acquisition” means the purchase or other acquisition by Borrower or its wholly-owned Subsidiaries of all of the Capital Stock of any other Person.

“Subordinated Debt” means Indebtedness of any Loan Party, the terms of which are satisfactory to the Collateral Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents and otherwise is on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Collateral Agent and the Required Lenders.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Target Coquille Bay Production” means a daily average production rate exceeding 75 barrels of oil per day and 500 mcf per day or gas to the 8/8ths interest for a 30 day period from the wells included under Operating Agreement A0261 and located in the Coquille Bay field.

“Taxes” has the meaning specified therefor in Section 2.09(a).

“Term Loan” means, collectively, the loans made by the Term Loan Lenders to the Borrower on the Term Loan Funding Date pursuant to Section 2.01(a)(ii).

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make its portion of the Term Loan to the Borrower in the amount set forth in Schedule C-1 hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan Lender” means a Lender with a Term Loan Commitment.

“Term Loan Obligations” means any Obligations with respect to the Term Loan (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

“Term Loan PIK Amount” means as of any date of determination, the amount of all interest accrued with respect to the Term Loan that has been paid-in-kind by being added to the balance thereof.

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Commitment” means the sum of the Total Revolving Credit Commitment and the Total Term Loan Commitment.

“Total Revolving Credit Commitment” means $15,000,000, which amount is the sum of the amounts of the Lenders’ Revolving Credit Commitments.

“Total Term Loan Commitment” means $436,851.82, which amount is the sum of the amounts of the Lenders’ Term Loan Commitments.

“Transfer Order Letters” means the letters in lieu of division or transfer orders, in form acceptable to the Collateral Agent.

“TTM EBITDA” means, as of any date of determination and with respect to a Person, the Consolidated EBITDA of such Person and its Subsidiaries for the 12 month period most recently ended.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement and Pledge Agreement.

“WARN” has the meaning specified therefor in Section 6.01(z).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in this Agreement to “determination” by any Person include estimates by such Person (in the case of quantitative determinations) and beliefs by such Person (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Code as in effect from time to time in the State of New York and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth.

(i) (A) each Revolving Loan Lender severally agrees to make the Initial Revolving Loan to the Borrower on the Effective Date, and (B) at any time and from time to time from the Effective Date to the Final Revolver Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, Borrower may request in the manner set forth in this Section 2, and any Lender may, in its absolute and sole discretion, agree to extend, additional Revolving Loans in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment or its Pro Rata Share of the then extant Borrowing Base; and

(ii) each Term Loan Lender severally agrees to make its portion of the Term Loan to the Borrower on the Term Loan Funding Date, in an aggregate principal amount equal to the amount of such Lender’s Term Loan Commitment.

(b) Notwithstanding the foregoing,

(i) the aggregate principal amount of Revolving Loans outstanding at any time to the Borrower shall not exceed the lower of (A) the Total Revolving Credit Commitment and (B) the then current Borrowing Base. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Revolver Maturity Date. Within the foregoing limits, the Borrower may borrow (subject, except for the Initial Revolving Loan, to the Lenders’ approval to extend such Revolving Loan in the Lenders’ sole and absolute discretion), repay and reborrow (subject to the Lenders’ approval to extend such Revolving Loan in the Lenders’ sole and absolute discretion), the Revolving Loans, on or after the Effective Date and prior to the Final Revolver Maturity Date, subject to the terms, provisions and limitations set forth herein. Anything to the contrary in this Agreement notwithstanding, the Administrative Agent may, and, at the request of the Required Lenders, shall create reserves against the Borrowing Base or reduce one or more of the percentages set forth in the definition of Borrowing Base with respect to the stated categories of oil and gas reserves (in either case without declaring an Event of Default) as the Administrative Agent determines, in its reasonable judgment (from the perspective of an asset-based lender), as being appropriate to reflect impediments to the Collateral Agent’s ability to realize upon the Collateral or impairments or reductions to the value of the Collateral (in each case, an “Agent Reserve”, and collectively, the “Agent Reserves”). Without limiting the generality of the foregoing, Agent Reserves may include (but are not limited to) reserves based upon (A) past due or accrued taxes or other governmental charges, including ad valorem, personal property and other taxes which may have priority over the Liens or security interests of the Collateral Agent in the Collateral; (B) Liens in favor of third Persons, including, without limitation, any Governmental Authority (whether or not such Liens are Permitted Liens; (C) estimates of present and future costs, expenses, deposits and liabilities related to the plugging and abandonment of the Oil and Gas Properties (net of the amount thereof which has been taken into account in the most recent Reserve Report or is fully secured by an escrow arrangement acceptable to the Administrative Agent); (D) without duplication of the foregoing, amounts owing by the Borrower to any Person, including, without limitation, any Governmental Authority, to the extent secured by a Lien (whether or not such Lien is a Permitted Lien) on, or trust (constructive or otherwise) over, any of the Collateral (including proceeds thereof or collections from the sale of Hydrocarbons which may from time to time come into the possession of any of the Lenders or their agents), which Lien or trust, in the reasonable determination of the Administrative Agent (from the perspective of an asset-based lender), has a reasonable possibility of having a priority superior to the Collateral Agent’s Liens (such as landlord liens, ad valorem taxes, production taxes, severance taxes, sales taxes, collections attributable to sale of Hydrocarbons of Persons other than the Borrower or its Subsidiaries) in and to such item of Collateral, proceeds or collection; and (E) to the extent not taken into account in the most recent Reserve Report delivered to the Agents, amounts which the Administrative Agent reasonably determines are appropriate to account for interests of Persons other than the Loan Parties and natural gas imbalances of the Loan Parties. The Borrower and the Agents understand and agree that any amount of Agent Reserves shall not be considered a disbursement bearing interest hereunder, but rather shall be an amount that is not available for borrowing by the Borrower; and

(ii) The aggregate principal amount of the Term Loan made on the Term Loan Funding Date shall not exceed the Total Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

Section 2.02 Borrowing Base

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the date of the first Scheduled Redetermination, the amount of the Borrowing Base shall be $9,840,510.90.

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually or more frequently as the Administrative Agent may require in its sole discretion in accordance with this Section 2.02(b) (a “Scheduled Redetermination”), and, subject to Section 2.02(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents and the Lenders on April 1st and October 1st of each year, commencing October 1, 2007, unless required to be redetermined more frequently as directed by the Administrative Agent. In addition, the Borrower may, by notifying the Administrative Agent thereof, and the Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, two times during any 6-month period, each elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.02.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 7.01(a)(vi), and, in the case of an Interim Redetermination, pursuant to Section 7.01(a)(vii), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 7.01(a), as may, from time to time, be reasonably requested by the Required Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Total Revolving Credit Commitments.

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A) in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 7.01(a)(vi) and (vii) in a timely and complete manner, then on or before the March 15th and September 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 7.01(a)(vi) and (vii) in a timely and complete manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with to Section 2.02(c)(i); and

(B) in the case of an Interim Redetermination, promptly, and in any event, within fifteen (15) days after the Administrative Agent has received the required Engineering Reports.

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Required Lenders as provided in this Section 2.02(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by the Required Lenders as provided in Section 2.02(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have fifteen (15) days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such fifteen (15) days, any Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base. If, at the end of such 15-day period, the Required Lenders, have approved or deemed to have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.02(d). If, however, at the end of such 15-day period, the Required have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to a number of Lenders sufficient to constitute the Required Lenders for purposes of this Section 2.02, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.02(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved or is deemed to have been approved by the Required Lenders pursuant to Section 2.02(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 7.01(a)(vi) and (vii) in a timely and complete manner, then on the April 1st or October 1st, as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 7.01(a)(vi) and (vii) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the date of the next Scheduled Redetermination or the next Interim Redetermination, whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 7.01(a)(vi) and, in the case of an Interim Redetermination, pursuant to Section 7.01(a)(vii), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 7.01(a), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in good faith, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Total Revolving Credit Commitments.

Section 2.03 Making the Loans. (a) The Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit 2.02 hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) on the date which is 5 Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan and (ii) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan, must be the Effective Date. If any Lender elects, in its sole and absolute discretion, to extend such requested Loan, the Administrative Agent and the Lenders may act, without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Administrative Agent). The Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrower until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing. The proceeds of all Revolving Loans shall be disbursed by the Administrative Agent into the Disbursement Account.

(b) Each Notice of Borrowing pursuant to this Section 2.03 shall be irrevocable and, if any Lender elects, in its sole and absolute discretion, to extend such Revolving Loan, the Borrower shall be bound to make a borrowing in accordance therewith. Each Revolving Loan shall be made in a minimum amount of $500,000 and shall be in integral multiples of $100,000 in excess thereof.

(c) Except as otherwise provided in this Section 2.03(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to the Pro Rata Shares of the Total Revolving Credit Commitment and the Total Term Loan Credit Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.04 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Revolver Maturity Date.

(b) The outstanding principal and interest of the Term Loan shall be repaid in full on the Final Term Loan Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to subsections (c) or (d) of this Section 2.04 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05 Interest. (a) Revolving Loans. Each Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the making of such Revolving Loan until such principal amount is repaid, as follows: (i) if a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate plus the Applicable Interest Rate Margin, and (ii) otherwise, at a rate per annum equal to the Reference Rate plus the Applicable Interest Rate Margin.

(b) Term Loan. The Term Loan shall bear interest on the principal amount thereof from time to time outstanding, at a rate per annum equal to 8.50 percentage points which interest shall be paid-in-kind by being added to the principal balance of the Term Loan (inclusive of any Term Loan PIK Amount theretofore so added); provided, that if as of any date, an Event of Default has occurred and is continuing, at the election of Collateral Agent, the Term Loan (inclusive of any Term Loan PIK Amount) shall (so long as an Event of Default has occurred and is continuing) instead thereafter bear interest on the amount thereof outstanding from time to time at a per annum rate of 5.00 percentage points, which interest shall be paid-in-kind by being added to the principal balance of the Term Loan (inclusive of any Term Loan PIK Amount theretofore so added).

(c) Default Interest. Notwithstanding Sections 2.05(a), to the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities, or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) LIBOR Option.

(i) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Reference Rate plus the Applicable Margin, the Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of any Revolving Loan be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable monthly in accordance with Section 2.05(d). Interest at the Post-Default Rate shall be payable on demand. On the last day of each applicable Interest Period, unless the Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, the Borrower no longer shall have the option to request that a Revolving Loan bear interest at the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.

(ii) LIBOR Election.

(A) The Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 1:00 p.m. (New York time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of the Borrower’s election of the LIBOR Option for a permitted portion of a Revolving Loan and an Interest Period pursuant to this Section 2.05(c) shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders.

(B) Each LIBOR Notice shall be irrevocable and binding on the Borrower. In connection with each LIBOR Rate Loan, the Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders, except to the extent of the gross negligence or willful misconduct of the Administrative Agent or any of the Lenders, harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (1) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (2) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (3) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (y) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Administrative Agent or a Lender delivered to the Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.05(d) shall be conclusive absent manifest error.

(C) The Borrower shall have not more than 1 LIBOR Rate Loans in effect at any given time. The Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(e) Interest Payment. Interest on each Revolving Loan that is a Reference Rate Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest on each Revolving Loan that is a LIBOR Rate Loan shall be payable every six months beginning on the sixth month anniversary of date of this Agreement provided, however that with respect to LIBOR Rate Loans, the Borrower may, upon providing Administrative Agent two (2) Business Days notice of its intent to do so) elect to pay the interest on such LIBOR Rate Loan attributable to the Applicable Interest Rate Margin (but excluding the interest attributable to the LIBOR Rate) in kind. Interest on the Term Loan shall be payable-in-kind by being added to the principal balance of the Term Loan quarterly, in arrears, on the first day of each month, commencing on the first day of the quarter following the Effective Date and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. The Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due in cash hereunder.

(f) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.06 Reduction of Revolving Credit Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Loans. The Total Revolving Credit Commitment shall terminate on the Final Revolver Maturity Date. The Borrower may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the greater of (A) the sum of (I) the aggregate unpaid principal amount of all Revolving Loans and the Coquille Bay Site Specific Trust Guarantee then outstanding, and (II) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Borrower under Section 2.03, and (B) $7,000,000. Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than 5 Business Days prior written notice to the Administrative Agent, shall be irrevocable and shall be accompanied with the Liquidation Preference. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan. The Total Term Loan Commitment shall terminate upon the making of the Term Loan on the Term Loan Funding Date.

(b) Optional Prepayment.

(i) The Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

(ii) The Borrower may not prepay any portion of the Term Loan.

(c) Mandatory Prepayment.

(i) The Borrower shall prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans exceeds the Borrowing Base, to the full extent of any such excess, which prepayment shall be made before 5:00 p.m. New York time on each date when the aggregate principal amount of all Revolving Loans exceeds the Borrowing Base. On each day that any Revolving Loans are outstanding, the Borrower shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans outstanding on such day.

(ii) [intentionally omitted]

(iii) The Administrative Agent shall on each Business Day apply all funds transferred to or deposited in the Administrative Agent’s Account, to the payment, in whole or in part, of the outstanding principal amount of the Revolving Loans.

(iv) [intentionally omitted]

(v) Concurrent with the receipt of any proceeds of any Disposition by any Loan Party or its Subsidiaries other than a Permitted Disposition, the Borrower shall prepay the outstanding principal amount of the Revolving Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing in this clause (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than a Permitted Disposition.

(vi) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d) and (e) of the definition of Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock, the Borrower shall prepay the Revolving Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vii) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Revolving Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(viii) In the event that the aggregate amount of the cash and Permitted Investments of the Loan Parties and their Subsidiaries exceeds at any time $2,500,000, the Borrower shall immediately prepay the outstanding principal of the Revolving Loans in the amount equal to such excess.

(d) [intentionally omitted]

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.06 (other than prepayments made pursuant to subsections (c)(i) and (c)(iii) of this Section 2.06) shall be accompanied by the Liquidation Preference and accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.06, payments with respect to any subsection of this Section 2.06 are in addition to payments made or required to be made under any other subsection of this Section 2.06.

Section 2.07 Fees.

(a) Unused Line Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with their respective Pro Rata Share of the Total Revolving Commitment Ratios, an unused line fee on the aggregate amount by which the Total Revolving Credit Commitment exceeded the sum of the average daily amount of (a) the aggregate principal amount of all Revolving Loans then outstanding, plus (b) the aggregate amount of the Coquille Bay Site Specific Trust Guarantee for each day from the Effective Date through the Final Revolver Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a rate of three-quarters of one percent (0.75%) per annum. Such unused line fee shall be computed on the annual basis of a hypothetical year of three hundred sixty 360) days for the actual number of days elapsed, shall be payable in arrears on April 30, 2007 for the period commencing on the Effective Date through April 30, 2007, and thereafter shall be payable monthly in arrears on the last Business Day of each calendar month for such calendar month, and, if then unpaid, on the Final Revolver Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(b) Coquille Bay Site Specific Trust Guarantee. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with their respective Pro Rata Share of the Total Revolving Credit Commitment Ratios, a fee on the stated, unfunded amount of the Coquille Bay Site Specific Trust Guarantee at a rate per annum of one percent (1.00%) on such amount. Such fee shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable monthly in arrears for each calendar month on the last Business Day of such calendar month, commencing on April 30, 2007, and, if then unpaid, on the Final Revolver Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(c) Royalty Interest. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with their respective Pro Rata Share of the Total Revolving Credit Commitment Ratios, interest on the consolidated gross revenues of the Borrower and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP at a rate per annum of two and one-half percent (2.50%). Such interest shall be computed on the basis of a hypothetical year of three hundred sixty (360) days for the actual number of days elapsed, shall be payable quarterly in arrears for each calendar quarter on the last Business Day of such calendar quarter, commencing on June 30, 2007, and, if then unpaid, on the Final Revolver Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

(d) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, the Borrower shall pay to the Administrative Agent the fees set forth in the Fee Letter.

Section 2.08 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.09 Taxes. (a) All payments made by the Loan Parties hereunder or under any other Loan Document shall be made without set-off, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the net income of, and branch profit taxes of, any Lender or any Agent imposed by the jurisdiction in which such Lender or such Agent is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person’s principal office or relevant lending office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions and conditions being hereinafter collectively referred to as “Taxes”). If the Borrower shall be required by law, rule, regulation or any interpretation of any relevant Governmental Authority to deduct or to withhold any Taxes from or in respect of any amount payable hereunder,

(i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders or the Agents pursuant to this sentence) the Lenders or the Agents receive an amount equal to the sum they would have received had no such deduction or withholding been made,

(ii) the Borrower shall make such deduction or withholding, and

(iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send the Lenders and the Agents an official receipt (or, if an official receipt is not available, such other documentation as shall be satisfactory to the Lenders or the Agents, as the case may be) showing payment. In addition, the Borrower agrees to pay any other present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, or performance by any Loan Party, recordation or filing of, or otherwise with respect to, this Agreement or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as “Other Taxes”).

(b) The Borrower hereby indemnifies the Lenders and the Agents for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.09) paid by any Lender or any Agent and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within 15 days from the date on which any such Lender or any such Agent makes written demand therefor, which demand shall identify the nature and amount of Taxes or Other Taxes for which indemnification is being sought and the basis of the claim.

(c) Each Lender that is organized in a jurisdiction other than the United States, a State thereof or the District of Columbia hereby agrees that:

(i) it shall, no later than the Effective Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, the date upon which such Lender becomes a party hereto) deliver to the Borrower and the Agents: (A) two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8ECI or successor form, or (B) two accurate, complete and signed originals of U.S. Internal Revenue Service Form W-8BEN or successor form, in each case, indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of its lending office under this Agreement free from, or subject to a reduced rate of, withholding of United States Federal income tax;

(ii) if at any time such Lender changes its lending office or offices or selects an additional lending office for purposes of this Agreement, it shall, at the same time or reasonably promptly thereafter, deliver to the Borrower and the Agents the appropriate forms as described in clause (i) above in replacement for, or in addition to, the forms previously delivered by it hereunder.

(d) If the Borrower fails to perform any of its obligations under this Section 2.09, the Loan Parties shall indemnify the Lenders and the Agents for any taxes, interest or penalties that may become payable as a result of any such failure. The obligations of the Loan Parties under this Section 2.09 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10 Coquille Bay Site Specific Trust Guarantee.

(a) Subject to the terms and conditions of this Agreement, the Administrative Agent, on behalf of the Lenders, and in reliance on the agreements of the Lenders set forth in this Section 2.10, hereby agrees to issue the Coquille Bay Site Specific Trust Guarantee.

(b) Immediately upon the issuance by the Administrative Agent of the Coquille Bay Site Specific Trust Guarantee and in accordance with the terms and conditions of this Agreement, the Administrative Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share of the Total Revolving Credit Commitments, in the Coquille Bay Site Specific Trust Guarantee and the obligations of the Borrower with respect thereto. If the beneficiary of the Coquille Bay Site Specific Trust Guarantee has drawn on the same, the Administrative Agent shall promptly notify the Borrower and the Lenders, by telephone or telecopy, of the amount of the draw and, in the case of each Lender, such Lender’s portion of such draw amount as calculated in accordance with its Pro Rata Share.

(c) Each Borrower hereby agrees to immediately reimburse the Administrative Agent for amounts paid by the Administrative Agent in respect of draws under the Coquille Bay Site Specific Trust Guarantee. In order to facilitate such repayment, Borrower hereby irrevocably requests the Lenders, and such Lenders hereby severally agree, on the terms and conditions of this Agreement with respect to any drawing under the Coquille Bay Site Specific Trust Guarantee, to make a Reference Rate Loan on each day on which a draw is made under the Coquille Bay Site Specific Trust Guarantee and in the amount of such draw, and to pay the proceeds of such Loan directly to the Administrative Agent to reimburse the Administrative Agent for the amount paid by it upon such draw. The obligation of each Lender to make payments to the Administrative Agent in accordance with this Section 2.10 shall be absolute and unconditional and no Lender shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Coquille Bay Site Specific Trust Guarantee or for any other. Any overdue amounts payable by the Lenders to Administrative Agent in respect of a draw under the Coquille Bay Site Specific Trust Guarantee shall bear interest, payable on demand at the Reference Rate.

(d) Borrower agrees that any action taken or omitted to be taken by the Administrative Agent in connection with the Coquille Bay Site Specific Trust Guarantee, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of the Administrative Agent as determined by a final non-appealable judgment of a court of competent jurisdiction, shall be binding on the Borrower as between the Borrower and the Administrative Agent, and shall not result in any liability of the Administrative Agent to the Borrower. The obligation of the Borrower to reimburse the Administrative Agent for a drawing under the Coquille Bay Site Specific Trust Guarantee or the Lenders for Revolving made by them to the Administrative Agent on account of draws made under the Coquille Bay Site Specific Trust Guarantee shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) Any lack of validity or enforceability of any Loan Document;

(ii) Any amendment or waiver of or consent to any departure from any or all of the Loan Documents;

(iii) Any improper use which may be made of the Coquille Bay Site Specific Trust Guarantee or any improper acts or omissions of any beneficiary or transferee of the Coquille Bay Site Specific Trust Guarantee in connection therewith;

(iv) The existence of any claim, set-off, defense or any right which the Borrower may have at any time against any beneficiary or any transferee of the Coquille Bay Site Specific Trust Guarantee (or Persons for whom any such beneficiary or any such transferee may be acting), any Lender or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

(v) Any statement or any other documents presented under the Coquille Bay Site Specific Trust Guarantee proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) The insolvency of any Person issuing any documents in connection with the Coquille Bay Site Specific Trust Guarantee;

(vii) Any breach of any agreement between the Borrower and any beneficiary or transferee of the Coquille Bay Site Specific Trust Guarantee;

(viii) Any irregularity in the transaction with respect to which the Coquille Bay Site Specific Trust Guarantee is issued, including any fraud by the beneficiary or any transferee of the Coquille Bay Site Specific Trust Guarantee;

(ix) Any errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

(x) Any act, error, neglect or default, omission, insolvency or failure of business of any of the correspondents of the Issuing Lender;

(xi) Any other circumstances arising from causes beyond the control of the Issuing Lender;

(xii) Payment by the Administrative Agent under the Coquille Bay Site Specific Trust Guarantee against presentation of a sight draft or a certificate which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct of the Administrative Agent as determined by a final non-appealable judgment of a court of competent jurisdiction; and

(xiii) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e) any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees) which may be imposed on, incurred by or asserted against such Indemnified Person in any way relating to or arising out of the issuance of the Coquille Bay Site Specific Trust Guarantee, except that the Borrower shall not be liable to an Indemnified Person for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final non-appealable judgment of a court of competent jurisdiction. This Section 2.10(g) shall survive termination of this Agreement.

Section 2.11 Limitation on Term Loan Lenders Additional Credit. Notwithstanding any provision(s) of this Agreement to the contrary, no Term Loan Lender shall be obligated or required to (a) make any additional credit or financial accommodations to the Borrower; (b) make any payments, reimbursements, indemnifications or contributions to any Agent or (c) make any payments, reimbursements, indemnifications or contributions to any Revolving Loan Lender.

ARTICLE III

[INTENTIONALLY OMITTED]

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01 Audit and Collateral Monitoring Fees. The Borrower acknowledges that pursuant to Section 7.01(f), representatives of the Agents may visit any Loan Party and/or conduct audits, inspections and/or field examinations (including, without limitation, examinations and audits of such Loan Party’s major wells, rigs, pipeline distribution systems and operations) (“Audits”) of any Loan Party and valuations or appraisals of any or all of the Collateral and/or business or enterprise valuations of the Loan Parties at any time and from time to time, and so long as no Event of Default has occurred and is continuing, such Audits shall be conducted on reasonable notice during normal business hours in a manner so as to not unduly disrupt the business of such Loan Party. The Borrower agrees to pay (i) $1,500 per day per examiner plus the examiner’s out-of-pocket costs and expenses incurred in connection with all such Audits and (ii) the cost of all Audits, appraisals and valuations conducted by third party auditors or appraisers on behalf of the Agents; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall be required to pay the fees and expenses of no more than 2 Audits during any Fiscal Year.

Section 4.02 Payments; Computations and Statements. (a) The Borrower will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.03, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent shall, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document. Each of the Lenders and the Borrower agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrower, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.03 of this Agreement. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Loans to the Borrower during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrower during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.03 Sharing of Payments, Etc. Except as provided in Section 2.03 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04 Apportionment of Payments. Subject to Section 2.03 hereof and to any written agreement among the Agents and/or the Lenders:

(a) all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees with respect to the audit and collateral monitoring fees provided for in Section 4.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or in any agreements among the Lenders or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) Except as otherwise specifically provided in Section 2.06, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay any fees and indemnities then due to the Revolving Loan Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Revolving Loans and Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay principal of the Revolving Loans and Collateral Agent Advances until paid in full; (v) fifth, ratably to pay any fees and indemnities then due to the Term Loan Lenders until paid in full; (vi) sixth, ratably to pay interest due in respect of the Term Loan until paid in full; (vii) seventh, ratably to pay principal of the Term Loan until paid in full, and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrower specified by the Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(d) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05 Increased Costs and Reduced Return. (a) If any Lender or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or

Governmental Authority, or compliance by any Lender or any Agent or any Person controlling any such Lender or any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or any Agent or any Person controlling any such Lender or any such Agent (in each case, whether or not having the force of law), shall (i) subject any Lender or any Agent, or any Person controlling any such Lender or any such Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or such Agent, or change the basis of taxation of payments to any Lender or any Agent or any Person controlling any such Lender or any such Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender or any Agent or any Person controlling any such Lender or any such Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender or any Agent or any Person controlling any such Lender or any such Agent or (iii) impose on any Lender or any Agent or any Person controlling any such Lender or any such Agent any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the actual direct cost to any Lender or any Agent of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by any Lender or any Agent hereunder, then, upon demand by any such Lender or any such Agent, the Borrower shall pay to such Lender or such Agent such additional amounts as will compensate such Lender or such Agent for such increased costs or reductions in amount.

(b) If any Lender or any Agent shall have determined that any change of any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or any Agent or any Person controlling such Lender or such Agent with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender or any Agent or any Person controlling such Lender or such Agent, and any Lender or any Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, any Lender’s or any Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s or any Agent’s or any such other controlling Person’s capital to a level below that which such Lender or such Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Lender’s or such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s or such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender or any Agent, the Borrower shall pay to such Lender or such Agent from time to time such additional amounts as will compensate such Lender or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or such Agent’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 4.05 shall bear interest from the date that is 10 days after the date of demand by any Lender or any Agent until payment in full to such Lender or such Agent at the Reference Rate. A certificate of such Lender or such Agent claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or such Agent to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or such Agent’s reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent. The obligation of the Lenders (or any member thereof) to make the initial Loans (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of the Agents, of each of the conditions precedent set forth below:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable pursuant to the Fee Letter and Sections 2.06 and 12.04 of this Agreement.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Effective Date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

(i) the Disbursement Letter, duly executed and delivered by each Guarantor

(ii) a Guaranty, duly executed and delivered by each Guarantor;

(iii) the Fee Letter, duly executed and delivered by the Borrower and the Administrative Agent;

(iv) the Intercompany Subordination Agreement, duly executed and delivered by each Loan Party;

(v) a Mortgage with respect to each previously unencumbered Oil and Gas Property of any Loan Party, duly executed and delivered by such Loan Party;

(vi) evidence of the recording of the Mortgages in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

(vii) new or updated title opinions or memoranda (as required by Collateral Agent) of the Borrower’s counsel (together with reliance letters with respect to previous title opinions issued) with respect to the Oil and Gas Properties of the Loan Parties as to the Loan Parties’ Hydrocarbon Interest therein and that the Mortgages on such Oil and Gas Properties are valid and enforceable first priority mortgage Liens on such properties, free and clear of all defects and encumbrances except Permitted Liens;

(viii) a Pledge Agreement, duly executed and delivered by each Loan Party, together with the original stock certificates representing all of the common stock of such Loan Party’s Subsidiaries and all intercompany promissory notes of such Loan Party, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(ix) a Security Agreement, duly executed and delivered by each Loan Party;

(x) certified copies of request for copies of information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party or any party to any Acquisition Agreement and which are filed in the offices referred to in clause (xiv) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens;

(xi) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which Borrower is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(xii) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

(xiii) with respect to each state that provides such certificates, a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;

(xiv) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

(xv) a copy of the by-laws or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(xvi) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in Section 5.01(b);

(xvii) a copy of the Financial Statements, together with a certificate of an Authorized Officer of the Borrower setting forth all existing Indebtedness, pending or, to the extent known by a Loan Party, threatened litigation or claims and other contingent liabilities of a Loan Party not otherwise reflected in such Financial Statements;

(xviii) a copy of the financial projections described in Section 6.01(g)(ii) hereof;

(xix) a certificate of the chief executive officer of Borrower, certifying as to the solvency of the Loan Parties;

(xx) evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days prior written notice to the Collateral Agent and each such named insured or loss payee;

(xxi) a certificate of an Authorized Officer of the Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing and all other notices under this Agreement and the other Loan Documents;

(xxii) Intercreditor Agreement;

(xxiii) copies of the Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Borrower, together with a certificate of an Authorized Officer of the Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxiv) such account control agreements and other documents as the Agents may request with respect to the Loan Parties’ cash management system;

(xxv) Transfer Order Letters applicable to the production of oil and gas from any Proved Reserves;

(xxvi) a copy of bond number B001326 issued by U.S. Specialty Insurance Company in an aggregate amount not to exceed $1,200,000; and

(xxvii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

(e) Material Adverse Effect. The Collateral Agent shall have determined, in its sole judgment, that no event or development shall have occurred since January 31, 2006, which could reasonably be expected to result in a Material Adverse Effect.

(f) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

(g) Management Reference Checks. The Collateral Agent shall have received satisfactory reference checks for key management of each Loan Party.

(h) Due Diligence. The Agents shall have completed their business and legal due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion. Without limiting the foregoing, the Collateral Agent shall have received a Field Survey and Audit, dated not earlier than 30 days prior to the Effective Date, and such Field Survey and Audit and the results thereof shall be acceptable to the Collateral Agent, in its sole and absolute discretion.

(i) Initial Reserve Report. The Lenders shall have received a Reserve Report, dated as of December 31, 2006, -with respect to the proved developed Oil and Gas Properties of the Loan Parties (which Reserve Report shall have been prepared by the Petroleum Engineers) in form and substance reasonably satisfactory to the Lenders (the “Initial Reserve Report”).

(j) Borrowing Base Certificate. The Lenders shall have received a borrowing base certificate setting forth the Borrowing Base, which includes a roll forward of production volumes and update of the NYMEX Strip Price from the Initial Reserve Report.

(k) Material Litigation. The Administrative Agent shall have received and reviewed information with respect to all material litigation of the Borrower and its Subsidiaries, and shall be satisfied with the results of its review.

(l) Title to Oil and Gas Properties. The Agents and the Lenders shall be satisfied as to the title of the Loan Parties to the Oil and Gas Properties representing all the Oil and Gas Properties included in the Initial Reserve Report.

Section 5.02 Conditions Precedent to All Loans. The obligation of any Agent or any Lender to make any Loan is subject to the fulfillment of each of the following conditions precedent:

(a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to this Agreement and the other Loan Documents, including, without limitation, Sections 2.06 and 12.04 hereof.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrower’s acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan (except to the extent that any such representations or warranties expressly relate solely to an earlier date) are true and correct on and as of such date as though made on and as of such date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Agent or any Lender.

(d) Notices. The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.03 hereof.

(e) Delivery of Documents. The Agents shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

(f) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

Section 5.03 Conditions Subsequent. The obligation of any Agent or any Lender to make any Loan is subject to the fulfillment of each of the following conditions subsequent:

(a) On or before June 30, 2007, or such later date as shall be agreed to by Administrative Agent, Borrower shall provide a good standing certificate from Ridgepoint Mining Company’s jurisdiction of organization stating that Ridgepoint Mining Company is in good standing under the laws of such jurisdiction.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a) Organization, Good Standing, Etc. Except as disclosed on Schedule 6.01(a), each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as currently contemplated and, in the case of the Borrower, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party (other than the filing of the Assignment Documents with respect to the Mortgages and UCC financing statements and other action necessary to assign the Liens of the Existing Lenders to the Collateral Agent).

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e) Subsidiaries. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Subsidiary of the Borrower. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Borrower or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. There are no outstanding debt or equity securities of the Borrower or any of its Subsidiaries and no outstanding obligations of the Borrower or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Borrower or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Borrower.

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could reasonably be expected to result in a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to each Agent and each Lender, fairly present the consolidated financial condition of the Borrower and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since July 31, 2006, no event or development has occurred that has had or could reasonably be expected to result in a Material Adverse Effect.

(ii) The Borrower has heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the period from August 1, 2006, through January 31, 2007, and (B) projected annual balance sheets, income statements and statements of cash flows of the Borrower and its Subsidiaries for the Fiscal Years ending in 2007 through 2012, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, are believed by the Borrower at the time furnished to be reasonable, have been prepared on a reasonable basis and in good faith by the Borrower, and have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower is not aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing. The Loan Parties have not violated any laws or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any their Oil and Gas Properties or the conduct of their business. The Oil and Gas Properties (and properties utilized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted activities having jurisdiction and in substantial conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, (i) no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties utilized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on real property utilized therewith, such utilized real property) covered by the leases that are the subject of the title opinions delivered pursuant to Section 5.01(d)(vii).

(i) ERISA. Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the IRC, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the IRC at any time during the previous 60 months, and (vi) no Lien imposed under the IRC or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the IRC. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC, (B) failed to pay any required installment or other payment required under Section 412 of the IRC on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (1) any Employee Plan or its assets, (2) any fiduciary with respect to any Employee Plan, or (3) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment.

(j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. Other than as set forth on Schedule 6.01(l), no Loan Party is engaged in any business other than the Oil and Gas Business.

(m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could reasonably be expected to result in, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect. No Loan Party has received any notices concerning, and there are no existing orders of, proceedings pending before, or other requirements of, any Governmental Authority, including the Bureau of Land Management and the Federal Energy Regulatory Commission and any comparable state or local Governmental Authority, which could or will materially interfere with, limit or otherwise restrict the Oil and Gas Business of the Loan Parties or which could or will require any such Loan Party to refund or otherwise return any portion of the proceeds received or to be received from the sale of Hydrocarbons by any such Loan Party.

(o) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

(ii) Part A of Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party, other than Oil and Gas Properties. Part B of Schedule 6.01(o) sets forth a complete and accurate list, as of the Effective Date, all Oil and Gas Properties whether leased or owned by any Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Part C of Schedule 6.01(o) to which it is a party. Part C of Schedule 6.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Part C of Schedule 6.01(o). To the best knowledge of any Loan Party, except as set forth on Part C of Schedule 6.01(o), no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(iii) The Borrower and its Subsidiaries each have good and marketable title to all of its Oil and Gas Properties set forth on Part B of Schedule 6.01(o) (other than the Oil and Gas Properties set forth on Part D of Schedule 6.01(o)) which constitute real property and good title to all of its Oil and Gas Properties set forth on Part B Schedule 6.01(o) (other than the Oil and Gas Properties set forth on Part D of Schedule 6.01(o)) which constitute personal property, in each case except for Permitted Liens, and to the best of Borrower’s knowledge, the Borrower and its Subsidiaries each have good and marketable title to all of its Oil and Gas Properties set forth on Part B of Schedule 6.01(o) which constitute real property and good title to all of its Oil and Gas Properties set forth on Part B of Schedule 6.01(o) which constitute personal property, in each case except for Permitted Liens, and in each case the quantum and nature of the interest of the Borrower and its Subsidiaries in and to the Oil and Gas Properties as set forth in the Initial Reserve Report or each Reserve Report, as the case may be, includes the entire interest of the Borrower and its Subsidiaries in such Oil and Gas Properties as of the date of the Initial Reserve Report or such applicable Reserve Report, as the case may be, and are complete and accurate in all material respects as of the date of the Initial Reserve Report or such applicable Reserve Report, as the case may be; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of the Borrower or its Subsidiaries in such Oil and Gas Properties except as expressly set forth in the Initial Reserve Report or such applicable Reserve Report, as the case may be. The PV-10 of the Proved Reserves located on the Real Property described on Part D of Schedule 6.01(o) does not exceed $450,000. The ownership of the Oil and Gas Properties by the Borrower and its Subsidiaries shall not in any material respect obligate any such Loan Party to bear the costs and expenses relating to the maintenance, development or operations of each such Oil and Gas Property in an amount in excess of the working interest of such Loan Party in each Oil and Gas Property set forth in the Initial Reserve Report or the most recent Reserve Report, as the case may be.

(iv) The Loan Parties’ marketing, gathering, transportation, processing and treating facilities and equipment, together with any marketing, gathering, transportation, processing and treating contracts in effect among the Loan Parties and any other Person, are sufficient to gather, transport, process and/or treat, reasonably anticipated volumes of production of Hydrocarbons from the Oil and Gas Properties of the Loan Parties subject to force majeure.

(p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that could reasonably be expected to result in a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(q) Operating Lease Obligations. On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 6.01(q).

(r) Environmental Matters. Except as set forth on Schedule 6.01(r), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could reasonably be expected to result in a Material Adverse Effect; (v) no property now or formerly owned or occupied by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any

Environmental Laws which could reasonably be expected to result in a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not reasonably be expected to result in a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not reasonably be expected to result in a Material Adverse Effect.

(s) Insurance. Each Loan Party keeps its property adequately insured and bonded against and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) performance bonds related to operations on or pertaining to its Oil and Gas Properties and (v) such other insurance and performance bonds as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by Borrower on the Effective Date and all performance bonds related to operations on or pertaining to the Oil and Gas Properties of the Loan Parties as in effect on the Effective Date.

(t) Use of Proceeds. The proceeds of the Loans will be used (i) to refinance indebtedness under the Existing Credit Agreement, (ii) to pay the Luling Wellbore Purchase Requirements, (iii) to pay fees and expenses related to this Agreement and the other Loan Documents, and (iv) for the Borrower’s general working capital purposes.

(u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

(v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property. Except as set forth on Schedule 6.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(y) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(aa) Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand.

(bb) No Bankruptcy Filing. No Loan Party is contemplating either the filing of a petition by it under any state, federal or foreign bankruptcy or insolvency laws or the liquidation of all or a major portion of such Loan Party’s assets or property, and no Loan Party has any knowledge of any Person contemplating the filing of any such petition against it.

(cc) Separate Existence.

(i) All customary formalities regarding the corporate existence of each Loan Party have been at all times since its formation observed.

(ii) Each Loan Party has at all times since its formation accurately maintained its financial statements, accounting records and other organizational documents separate from those of any Affiliate of such Loan Party and any other Person. No Loan Party has at any time since its formation commingled its assets with those of any of its Affiliates or any other Person. Each Loan Party has at all times since its formation accurately maintained its own bank accounts and separate books of account.

(iii) Each Loan Party has at all times since its formation paid its own liabilities from its own separate assets.

(iv) Each Loan Party has at all times since its formation identified itself in all dealings with the public, under its own name and as a separate and distinct Person. No Loan Party has at any time since its formation identified itself as being a division or a part of any other Person.

(dd) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 6.01(dd) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(ee) Tradenames. Schedule 6.01(ee) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by each Loan Party.

(ff) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 6.01(ff) and (ii) any other locations approved in writing by the Collateral Agent from time to time. Schedule 6.01(ff) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(gg) Security Interests. Each Security Agreement and each Pledge Agreement, as assigned pursuant to the Assignment Documents creates in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral covered thereby. The UCC-1 financing statements assigned to the Collateral Agent pursuant to the Assignment Documents, create perfected, first priority security interests (subject to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens.

(hh) Oil and Gas Imbalances. Except as set forth on Schedule 6.01(hh) or on the most recent certificate delivered pursuant to Section 7.01(a)(vi), on a net basis there are not gas imbalances, take-or-pay oil and gas or other prepayments with respect the Borrower’s Oil and Gas Properties which would require such Person either to make cash settlements for such production or deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payments therefor exceeding 1% percent of the current monthly production of oil and gas from the Oil and Gas Properties of the Borrower in the aggregate.

(ii) Hedging Agreements. Schedule 6.01(ii) sets forth, as of the Effective Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of any Hydrocarbons) of the Borrower and each Subsidiary of the Borrower, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof (including the hedged prices), all credit support agreements relating thereto, interest rate(s) or exchange rate(s), as applicable, margin required or supplied), and the counterparty to each such agreement.

(jj) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(kk) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan, or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, each Loan Party shall:

(a) Reporting Requirements. Furnish to each Agent and each Lender:

(i) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Borrower, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Borrower and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Borrower and satisfactory to the Agents (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default under Section 7.03 and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default under Section 7.03, describing the nature thereof;

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Borrower as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Borrower and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to normal year-end audit adjustments and the absence of footnotes;

(iv) simultaneously with the delivery of the financial statements of the Borrower and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Borrower (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Borrower and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Borrower and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Borrower and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculation of the financial covenants specified in Section 7.03;

(v) as soon as available and in any event within 30 days after the end of each fiscal month of the Borrower and its Subsidiaries, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Borrower as being accurate and complete (A) listing all Accounts Receivable of the Loan Parties as of such day, which shall include the amount and age of each Account Receivable, showing separately those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month, the name and mailing address of each Account Debtor with respect to each such Account Receivable and such other information as any Agent may request, (B) listing all accounts payable of the Loan Parties as of each such day which shall include the amount and age of each account payable, the name and mailing address of each account creditor and such other information as any Agent may request, (C) a certificate of an Authorized Officer certifying that all insurance premiums payable during such month with respect to insurance required to be maintained by the Loan Parties hereunder were timely paid, identifying the insurance company that was paid, the amount that was owed and the amount that was paid, (D) reports in form and substance satisfactory to the Agents describing the amounts that have been paid from and added to the Royalty Payment Suspense Account during such month and detailed information with respect to any single account in an amount greater than $250,000 that was paid from or added to the Royalty Payment Suspense Account during such month, (E) reports that include a calculation of the Loan Parties’ cash disbursements and cash receipts during such month, and (F) a listing of the name and mailing address of each Account Debtor with respect to the Accounts Receivable referenced in clause (A) above and the name and mailing address of each account creditor with respect to the accounts payable referenced in clause (B) above;

(vi) not later than 50 days after July 31st of each year and 30 days after January 31st and of each year, a Reserve Report, prepared by the Petroleum Engineers who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the Initial Reserve Report, and together with each such Reserve Report, a certificate of an Authorized Officer certifying that, to the best of his knowledge (A) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (B) the Borrower and its Subsidiaries own good and defensible title to its Oil and Gas Properties evaluated in such Reserve Report and such Properties are free and clear of all Liens except for Permitted Liens, (C) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or its Subsidiaries to deliver Hydrocarbons produced from such Oil and Gas Properties or make cash payments at some future time without then or thereafter receiving full payment therefor, (D) except as set forth on an exhibit to the certificate, none of its Oil and Gas Properties have been sold since the date of the Reserve Report, most recently delivered pursuant to this Section 7.01(a)(vi), which exhibit shall list all of its Oil and Gas Properties sold and in such detail as is reasonably required by the Collateral Agent, (E) attached as an exhibit to the certificate is a list of its Oil and Gas Properties added to and deleted from the Reserve Report most recently delivered pursuant to this Section 7.01(a)(vi) and a list of all Persons disbursing proceeds to the Borrower or its Subsidiaries, as applicable, from its Oil and Gas Properties, (F) attached to the certificate as an exhibit is a list of all of the Oil and Gas Properties evaluated by such Reserve Report that are subject to a Mortgage, a Security Agreement and UCC financing statements, that in each case create a first priority perfected Lien in such Properties in favor of the Collateral Agent for the ratable benefit of the Lenders and (G) except as set forth on an exhibit to such certificate, there has not been any change in the working interest or net revenue interest of the Borrower and its Subsidiaries in any of the Oil and Gas Properties included on such Reserve Report, which change has occurred since the date of the last certificate delivered pursuant to this Section 7.01(a)(vi), such exhibit to set forth the reason for such change; provided that the Required Lenders shall have the right to require the Borrower to cause to be delivered up to 2 additional Reserve Reports per calendar year, at the Borrower’s expense.

(vii) as soon as available and in any event within 30 days after the end of each month ending after the Effective Date, a report setting forth, in form reasonably acceptable to the Agents, the calculation of the PV-10 of the Proved Reserves composing the Borrowing Base as determined by the Reserve Report most recently delivered by the Borrower under Section 7.01(a)(vi), such calculation to be made by multiplying (x) the volumetric quantity of the categories of estimated Proved Reserves set forth in such Reserve Report less such aggregate projected production of Proved Reserves since the date of and as provided in such Reserve Report by (y) the applicable NYMEX Strip Price as of the last Business Day of the month preceding the date of the delivery by the Borrower of such report to the Agents; each such report shall (A) also include a discussion of (I) any changes since the date of such Reserve Report in the categorization of any Oil and Gas Properties among Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves and

“other”, (II) any changes in the working interest or net revenue interest in the Oil and Gas Properties of the Borrower and its Subsidiaries reflected on such Reserve Report, and (III) such other information as the Agents shall reasonably consider appropriate or necessary from the perspective of an asset-based lender; and (B) be accompanied by a certificate of an Authorized Officer of the Borrower certifying to the completeness and accuracy of the report, including the calculation of the PV-10 of Proved Reserves comprising the Borrowing Base;

(viii) as soon as available and in any event within 30 days after each month, a report, in form and substance satisfactory to the Agents, setting forth as of the last Business Day of such month, a summary of its hedging positions under all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons of the Loan Parties), including the type, term, effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, the net mark to market value thereof and any credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement;

(ix) within 30 days of the end of each month, a report on a lease-by-lease or unit basis, showing (A) the gross proceeds from the sale of Hydrocarbon products produced from the Oil and Gas Properties, (B) the quantity of Hydrocarbon products sold, (C) the severance, gross production, occupation, or gathering taxes deducted from or paid out of the proceeds, (D) the lease operating expenses, tangible drilling costs, and capital expenditures, (E) the number of wells operated (or the numbers of pooled units), drilled, or abandoned, the name, address, telephone number, and contact with the purchaser of production for all of the Oil and Gas Properties, and (G) such other information as the Agents may reasonable request;

(x) (A) on or before July 1 of each year, financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(ii)(A), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Borrower and its Subsidiaries and (B) on or before the last day of each fiscal quarter, financial projections, supplementing and superseding the financial projections for the period referred to in Section 6.01(g)(ii)(B), in form and substance satisfactory to the Agents, for each remaining quarterly period in such Fiscal Year, all such financial projections to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Borrower to be reasonable at the time made and from the best information then available to the Borrower;

(xi) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

(xii) as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to result in a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto; provided, that the disclosure by Borrower of an event shall not be deemed to be an admission by Borrower that such event could reasonably be expected to result in a Material Adverse Effect unless Borrower states in such disclosure that such event could reasonably be expected to result in a Material Adverse Effect (though either Agent shall in any event be free to assert that such event could reasonably be expected to result in a Material Adverse Effect);

(xiii) (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the IRC with respect to an Employee Plan, a statement of an Authorized Officer of the Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the IRC has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(xiv) promptly after the commencement thereof but in any event not later than 5 Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(xv) as soon as available, but in any event not later than 30 days after the end of each quarter, a report, certified by an Authorized Officer of Borrower: (A) setting forth the total amount actually paid by each Loan Party during the preceding quarter for (I) plugging and abandonment costs for previous or ongoing plugging and abandonment operations pertaining to the producing or previously producing Oil and Gas Properties of the Loan Parties, and (II) general bond and supplemental bond payments pertaining to plugging and abandonment costs; and (B) estimating the future payments for (I) and (II) above for each of the succeeding 2 quarters;

(xvi) as soon as possible and in any event within 5 Business Days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

(xvii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xviii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

(xix) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party to execute and deliver to the Collateral Agent promptly and in any event within 3 Business Days after the formation or acquisition thereof (A) a Guaranty in form and substance satisfactory to Collateral Agent guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property or Oil and Gas Properties of such Subsidiary a perfected, first priority Lien on such real property or Oil and Gas Properties, a Title Insurance Policy covering such real property or a title opinion from Borrower’s counsel covering such Oil and Gas Properties, as applicable, a current ALTA survey of any such real property and a surveyor’s certificate, each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under Section 7.01(o) or otherwise, (E) a joinder to the Intercompany Subordination Agreement, and (F) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, Pledge Agreement, or Mortgage, or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 3 Business Days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Collateral Agent.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, (ii) paying all other lawful claims which if unpaid might become a Lien or charge upon any of its properties, except, in each case, to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, and (iii) filing with the SEC all reports and other documents on a timely basis that are so required to be filed.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Collateral Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations, to engage a qualified engineer to audit the Loan Parties’ material wells, rigs and pipeline distribution systems and operations, and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.

(g) Maintenance of Properties, Etc.

(i) Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(ii) Maintain, preserve and keep, and cause each of its Subsidiaries to maintain, preserve and keep, all operating equipment used with respect to its Oil and Gas Properties, and oil and gas gathering assets in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of the operating equipment shall at all times be properly preserved and maintained.

(iii) Operate and produce with respect to the Loan Parties’ Oil and Gas Properties in accordance with good engineering practices, as a prudent operator and the following requirements: (A) the amount of Hydrocarbons produced from any well shall not exceed in any month the lower of (I) the maximum amount that such well is capable of producing at its maximum efficient rate of flow or (II) the respective allowable rate of flow under applicable orders, rules, regulations or laws, if any; (B) the amount of Hydrocarbons produced from the Loan Parties’ wells shall be sufficient to prevent a net migration of Hydrocarbons from the reservoirs to which proved reserves are attributed; and (C) subject to field rules established by governmental authorities having or asserting jurisdiction, the amount of Hydrocarbons produced from the Loan Parties’ wells shall be equitable and ratable, based on factors used in determining such field rules.

(iv) With respect to any Loan Party’s Oil and Gas Properties, and oil and gas gathering assets which are operated by operators other than the Borrower or a Subsidiary of the Borrower, enforce the operators’ contractual obligations to maintain, develop, and operate such properties subject to the applicable operating agreements and in accordance with standard operating procedures as a prudent operator.

(v) When due and payable: (A) pay and discharge all delay rentals, royalties, expenses and indebtedness accruing under the lease, contract or other agreements affecting or pertaining to its Oil and Gas Properties, (B) perform, observe and comply the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and the accompanying elements therefrom and other material properties so long as such properties are capable of producing Hydrocarbons and the accompanying elements in quantities and at prices providing for continued efficient and profitable operations of business and (C) do all other things necessary to keep unimpaired, except for Permitted Liens, its rights with respect thereto and prevent any forfeiture thereof or a default thereunder.

(vi) Operate, and cause its Subsidiaries to operate, its Oil and Gas Properties and other material properties on a continuous basis for the production of Hydrocarbons and in a careful and efficient manner in accordance with the usual and customary practices of the industry and in substantial compliance with all applicable contracts and agreements and in compliance in all material respects with all material laws

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. During the period of the drilling of wells and the construction of any other improvements comprising a part of the Oil and Gas Properties, the Borrower shall, or, as applicable, shall cause its contractors or subcontractors to, obtain and maintain well control insurance (including coverage for costs and redrilling) and builder’s risk insurance, as applicable, in such form and amounts as is customary in the industry and worker’s compensation insurance covering all persons employed by the Borrower or its agents or subcontractors of any tier in connection with any construction affecting such Oil and Gas Properties, including, without limitation, all agents and employees of the Borrower and the Borrower’s subcontractors with respect to whom death or bodily injury claims could be asserted against the Borrower.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) immediately notify the Agents of any Release of a Hazardous Material in excess of any reportable quantity from or onto property owned or operated by it or any of its

Subsidiaries and take any Remedial Actions required to abate said Release; (iv) promptly provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to result in a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the presence, disposal, Release or threatened Release of any Hazardous Materials on any property at any time owned or occupied by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent or any Lender.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than 30 days prior written notice of any change in the location of any Collateral, other than to (or in-transit between) locations set forth on Schedule 6.01(ff) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the

Collateral Agent for the benefit of the Lenders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

(m) [Intentionally Omitted]

(n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agents and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agents.

(o) After Acquired Property.

(i) Upon the acquisition by it or any other Loan Party of any After Acquired Property, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below or in the case of leasehold, a leasehold Mortgage or landlord’s waiver (pursuant to Section 7.01(m) hereof). Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall immediately furnish to the Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Collateral Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, (vii) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Collateral Agent, and (viii) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require. The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(o).

(ii) With respect to any Oil and Gas Property acquired after the Effective Date by the Borrower or any other Loan Party, promptly (and in any event within 10 days after the acquisition thereof): (A) execute and deliver to the Collateral Agent such amendments to the Mortgages, the Security Agreements or such other documents as the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a Lien on such Oil and Gas Property; (B) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of Mortgages or financing statements in such jurisdictions as may be requested by the Collateral Agent; and (C) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions from the Borrower’s counsel relating to title and to the matters described in clauses (A) and (B) immediately preceding, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(p) Fiscal Year. Cause the Fiscal Year of the Borrower and its Subsidiaries to end on July 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q) Borrowing Base. Maintain all Revolving Loans in compliance with the then current Borrowing Base.

(r) Protection Against Drainage. To the extent that the Oil and Gas Properties (i) are operated by the Borrower or its Subsidiaries, the Borrower shall, or shall cause its Subsidiaries to, act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties and (ii) are not operated by the Borrower of its Subsidiaries, the Borrower shall utilize, or shall cause its Subsidiaries to utilize, its property and contractual rights as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties.

(s) Additional Title Opinions. The Borrower shall, from time to time upon the reasonable request of the Collateral Agent, take such actions and execute and deliver such documents and instruments as the Collateral Agent shall require to ensure that the Collateral Agent shall, at all times, have received satisfactory title opinions (including if requested, supplemental or new title opinions addressed to it), which title opinions shall be in form and substance acceptable to the Collateral Agent in its sole discretion and shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and its Subsidiaries for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Subsidiaries.

(t) Hedging Agreements. By the earlier of (i) the date six (6) months following the Effective Date or (ii) the date the Target Coquille Bay Production closes, maintain in effect one or more Hedging Agreements with respect to its Hydrocarbon production with one or more Persons with the aggregate notional volumes of Hydrocarbons covered by such Hedging Agreements constituting not less than 50of the aggregate amount of the Borrower’s estimated Hydrocarbon production volumes on an mcf equivalent basis (where one barrel of oil is equal to six mcf of gas) for the succeeding 6 calendar months on a rolling 6 calendar month basis for such period from Oil and Gas Properties classified as Proved Developed Producing Reserves as of the date of the most recent Reserve Report delivered pursuant to Section 7.01(a)(vi) plus the estimated production from anticipated drilling by the Loan Parties during such succeeding 6 months. Borrower shall use such Hedging Agreements solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Loan Parties’ Oil and Gas Business and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets.

(u) Use of Proceeds. Use the proceeds of the Loans to (i) refinance indebtedness under the Existing Credit Agreement, (ii) to pay the Luling Wellbore Purchase Requirements, (iii) to pay fees and expenses related to this Agreement and the other Loan Documents, and (iv) for the Borrower’s general working capital purposes.

(v) Chief Financial Officer. In the event that the employment of any chief financial officer hired by the Borrower terminates after the Effective Date, retain a temporary chief financial officer who works not less than 30 hours per week until such time as a full-time permanent chief financial officer is retained by Borrower.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower shall not:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens; provided, that, no Liens shall be permitted on any assets included in the Borrowing Base other than the Liens of the Collateral Agent for the benefit of the Lenders.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any wholly-owned Subsidiary of any Loan Party (other than the Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least 30 days prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation; and

(ii) any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 6.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) temporary loans and advances by the Borrower to the Guarantors and by Borrower’s Subsidiaries to the Borrower or to a Guarantor, made in the ordinary course of business, (iii) Permitted Investments, and (iv) Permitted Business Investments.

(f) Lease Obligations. (i) Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (x) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, (y) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations for property other than Oil and Gas Properties which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 7.02, and (B) Operating Lease Obligations for property other than Oil and Gas Properties which would not cause the aggregate amount of all such Operating Lease Obligations incurred after the Effective Date and owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $250,000 or (z) for the payment of rent or hire of Oil and Gas Properties of any kind whatsoever (real or personal, including capital leases but excluding leases of Hydrocarbon Interests and leases directly related to oil and gas field operations constituting a Permitted Disposition), under leases or lease agreements which would cause the aggregate amount of all payments made by such Person pursuant to such leases or lease agreements to exceed $250,000, in any period of 12 consecutive calendar months in the aggregate, or create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Oil and Gas Properties of any kind whatsoever (real or personal, including capital leases but excluding royalty payments under leases of Hydrocarbon Interests), for oil and gas field operations under leases or lease agreements (other than leases for any drilling, workover or other rig related activities, but including leases or vehicles, compressors, and the like) which would cause the aggregate amount of all payments made by such Persons pursuant to such leases or lease agreements to exceed $250,000 in any period of 12 consecutive calendar months.

(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed $500,000 during any calendar year.

(h) Restricted Payments. Except with respect to the obligations described on Schedule 7.02(h), (i) declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect Borrower of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, or (iv) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) any Subsidiary of the Borrower may pay dividends to the Borrower, and (B) the Borrower may pay dividends in the form of common Capital Stock, provided that no such payment shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such payment.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party and (iii) transactions permitted by Section 7.02(e) or (h).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed; or

(E) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto.

(l) Limitation on Issuance of Capital Stock. Except for the issuance or sale of common stock by the Borrower, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) Compromise of Accounts Receivable. Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business; provided, however, in no event shall any such discount, allowance or credit exceed $100,000 in the aggregate and no such extension of the time for payment extend beyond 120 days from the original due date thereof.

(p) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment.

(q) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(r) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract.

(s) Forward Sales. Except in accordance with ordinary practice in the Oil and Gas Business, enter into or permit to exist any advance payment agreement or other arrangement pursuant to which the Borrower or any of its Subsidiaries, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons upon entering the date of such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement.

(t) Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien, in favor of any of the Agents, the Lenders under the Loan Documents and their respective assignees under the Loan Documents or any Person refinancing all or a portion of the Revolving Credit Commitments hereunder, upon any of its property, assets or revenues, whether now owned or hereafter acquired.

(u) Oil and Gas Imbalances. Enter into any contracts or agreements which warrant production of Hydrocarbons (other than Hedging Agreements otherwise permitted hereunder) and will not hereafter allow gas imbalances, take-or-pay or other prepayment with respect to their Oil and Gas Properties which would require any Loan Party to deliver Hydrocarbons produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor to exceed, during any monthly period, 1% of the current aggregate monthly gas production for such monthly period from the Oil and Gas Properties.

(v) Board of Directors. From and after the date that is 90 days after the Effective Date, no less than 75% of the members of the Board of Directors shall be comprised of individuals who are not Affiliates of Borrower.

(w) Coquille Bay Site Specific Trust Guarantee. Amend, supplement or otherwise modify the Coqueille Bay Site Specific Trust Guarantee or bond number B001326 issued by U.S. Specialty Insurance Company.

ARTICLE VIII

MANAGEMENT, COLLECTION AND STATUS OF

ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 8.01 Collection of Accounts Receivable; Management of Collateral.

(a) On or prior to the Effective Date, the Borrower shall assist the Administrative Agent in establishing, and, during the term of this Agreement, maintaining blocked accounts (the “Blocked Accounts”) with respect to the Loan Parties’ principal concentration accounts with the financial institution set forth on Schedule 8.01 hereto (the “Blocked Account Bank”), and entering into a control agreement relating to the Blocked Account with the applicable Loan Parties, Collateral Agent, and the Blocked Account Bank. Each Loan Party shall irrevocably instruct its Account Debtors, with respect to its Accounts Receivable consisting of credit or debit card payments, to remit all payments to be made by them, whether by means of checks or other drafts or by wire transfer or by Automated Clearing House, Inc. payment, to a Blocked Account and shall instruct the Blocked Account Bank to deposit all amounts received by it to a Blocked Account at such Blocked Account Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Each Loan Party will enforce, collect and receive all amounts owing on its Accounts Receivable for the Agents’ benefit and on the Administrative Agent’s behalf, but at the Loan Parties’ expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuance of an Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Loan Parties from any Account Debtor, as proceeds from their Accounts Receivable, or as proceeds of any other Collateral, shall be held by the Loan Parties in trust for the Agents and the Lenders and upon receipt be deposited by the Loan Parties in original form and no later than the next Business Day after receipt thereof into a Blocked Account. The Loan Parties shall not commingle such collections with their own funds or with the proceeds of any assets not included in the Collateral. All funds received in the Blocked Accounts (i) after the occurrence and during the continuance of an Event of Default, shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Payment Office to be credited to the Administrative Agent’s Account for application at the end of each Business Day to reduce the then principal balance of the Revolving Loans, conditional upon final payment to the Administrative Agent, and (ii) at all other times, may be transferred to an operating account of the Borrower or one of its Subsidiaries. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.

(b) After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors and, thereafter, the Collateral Agent shall have the sole right to collect the Accounts Receivable and payment intangibles of the Borrower and its Subsidiaries and/or, to the extent permitted by applicable law, take possession of the Collateral and the books and records relating thereto. After the occurrence and during the continuation of an Event of Default, the Borrower and its Subsidiaries shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable or payment intangible, compromise or settle any Account Receivable or payment intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.

(c) The Borrower hereby appoints each Agent or its designee on behalf of such Agent as the Borrower’s attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse any Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable or payment intangibles of such Loan Party, (ii) sign any Loan Party’s name on any invoice or bill of lading relating to any of the Accounts Receivable or payment intangibles of such Loan Party, drafts against Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, assignments and verifications of Accounts Receivable or payment intangibles and notices to Account Debtors with respect to Accounts Receivable or payment intangibles of such Loan Party, (iii) send verification of Accounts Receivable of the Loan Parties, and (iv) after the occurrence and during the continuation of an Event of Default, notify the Postal Service authorities to change the address for delivery of mail addressed to the Loan Parties to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Commitments are terminated.

(d) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable of the Loan Parties or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by the Loan Parties of any of the terms and conditions thereof.

(e) If any Account Receivable of the Loan Parties includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Borrower’s account and to charge the Borrower therefor provided that such tax is not being disputed by appropriate action. The Borrower shall notify the Agents if any Account Receivable of the Loan Parties includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Lenders herein provided, and the obligations of the Borrower set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 8.02 Accounts Receivable Documentation. The Borrower shall at such intervals as the Agents may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Loan Parties shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents. The Borrower’s failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral. The Borrower shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Borrower’s industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such. If the Borrower becomes aware of anything materially detrimental to any of the Borrower’s customers’ credit, the Borrower will promptly advise the Agents thereof.

Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Collateral Agent’s Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) each Account Receivable shall be a good and valid account representing a bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto; (c) no Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Loan Party’s business and as otherwise disclosed to the Agents; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Loan Party at or before the time such Account Receivable is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) such Loan Party shall immediately notify the Agents if any Account Receivable arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectability of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Lenders as additional Collateral; (l) such Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; (m) such Loan Party shall conduct a physical count of its Inventory at such intervals as any Agent may request and such Loan Party shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory; and (n) such Loan Party is not and shall not be entitled to pledge any Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 8.04 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrower and charged to the Loan Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of or interest on any Loan, any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Article VII or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, any Pledge Agreement to which it is a party or any Mortgage to which it is a party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) any Loan Party shall fail to pay any principal of or interest on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $100,000, or any premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any order, judgment or decree shall be entered against any Loan Party in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property);

(h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Assignment Document, any Security Agreement, any Pledge Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

(j) any bank at which any deposit account, blocked account, or lockbox account of any Loan Party is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

(k) one or more judgments or orders for the payment of money exceeding $100,000 in the aggregate shall be rendered against the Parent or any of its Subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (subject to customary deductibles) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

(l) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any part of its business for more than 15 days;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 15 days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to result in a Material Adverse Effect;

(n) any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of any Loan Party to continue its business on a profitable basis;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Effect;

(p) the indictment, or the threatened indictment of the Parent or any of its Subsidiaries under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $50,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $50,000;

(r) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $50,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC, the liability is in excess of such amount);

(s) the Borrower or any of its Subsidiaries shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to result in a Material Adverse Effect;

(t) a Change of Control shall have occurred;

(u) an event or development occurs which could reasonably be expected to result in a Material Adverse Effect; or

(v) Borrower defaults under or otherwise fails to perform any of its obligations under the Coquille Bay Site Specific Trust Guarantee.

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.03 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable to any Lender for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable to any Lender for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least 30 Business Days prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (c) and (d) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referenced in Section 10.07(a), the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

(d) In the event that the Revolving Loan Obligations and all fees and expenses payable to the Administrative Agent and the Collateral Agent have been paid in full, the Revolving Loan Commitments have been terminated and the Term Loan remains outstanding, Administrative Agent and Collateral Agent shall automatically resign and a successor Agent shall be appointed by the Term Loan Lenders.

Section 10.08 Collateral Matters.

(a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Collateral Agent shall notify each Lender and the Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in the ordinary course of any Loan Party’s business and in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon (i) receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party or (ii) prior written request by any Loan Party to release any item or types of Collateral constituting property being sold or disposed of in compliance with this Agreement or the other Loan Documents, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession or control of any such Collateral for the benefit of the Collateral Agent as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver possession or control of such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE XI

[INTENTIONALLY OMITTED]

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

Imperial Petroleum, Inc.

11600 German Pines

Evansville, IN 47725

Attention: Jeffrey T. Wilson, President

Telephone: (812) 867-1433

Telecopier: (812) 867-1678

with a copy to

Heskett & Heskett

501 Johnstone St.

Suite 501

Bartlesville, OK 74003

Attention: John Heskett, Esq.

Telephone: (918) 336-1773

Telecopier: (918) 336-3152

if to the Administrative Agent, to it at the following address:

Highbridge/Zwirn Special Opportunities Fund, L.P.

745 Fifth Avenue

18th Floor

New York, New York 10151

Attention:

Telephone: 646-720-9139

Telecopier: 646-720-9039

if to the Collateral Agent, to it at the following address:

Highbridge/Zwirn Special Opportunities Fund, L.P.

745 Fifth Avenue

18th Floor

New York, New York 10151

Attention:

Telephone: 646-720-9139

Telecopier: 646-720-9039

in each case, with a copy to:

Paul, Hastings, Janofsky & Walker LLP

515 South Flower Street, 25th Floor

Los Angeles, California 90071

Attention: John Francis Hilson, Esq.

Telephone: 213-683-6000

Telecopier: 213-996-3300

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or 3 days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

Section 12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of each Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender affected thereby, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Revolving Loan Lender affected thereby, (iv) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders, or release the Borrower or any Guarantor without the written consent of the Revolving Loan Lenders and the Term Loan Lenders, (v) amend, modify or waive Section 4.04, Section 7.02(c) or this Section 12.02 of this Agreement without the written consent of each Revolving Loan Lender affected thereby, (vi) amend the definition of “Availability”, “Final

Revolver Maturity Date”, “Required Lenders”, or “Pro Rata Share” without the written consent of each Revolving Loan Lender affected thereby, or (vii) amend the definition of “Borrowing Base”, “PV-10”, “Proved Developed Producing Reserves”, “Proved Developed Non-Producing Reserves, “Proved Undeveloped Reserves”, “Proved Reserves”, “NYMEX Strip Price”, “Reserve Report” or Basis Differential” that would result in an increase of the Borrowing Base (or in any definition contained in this Agreement used in connection with the definition of the foregoing terms that would result in an increase in the Borrowing Base), in each case, without the written consent of each Revolving Loan Lender affected thereby. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.02 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.03 Expenses; Taxes; Attorneys’ Fees. The Borrower will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of costs and expenses contemplated by clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of costs and expenses contemplated by clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility owned or operated by any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.04 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.05 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.06 Assignments and Participations. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender may, with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to an Affiliate of such Lender or a Related Fund), (ii) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a Related Fund, and (iii) no written consent of the Collateral Agent shall be required in connection with any assignment by a Lender to an Affiliate of such Lender or a Related Fund. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least 3 Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(i) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(ii) The Collateral Agent shall, on behalf of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of any assignment not reflected in the Register, the assigning Lender shall maintain a comparable register.

(iii) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Collateral Agent shall, if the Collateral Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(iv) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(v) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(vi) Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall provide the Agents (in the case of a purchase or assignment) or the Lender (in the case of a participation) with a completed Internal Revenue Service Form W-8BEN (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Registered Loan.

(c) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 4.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 12.07 Intercreditor Agreement. Certain Lenders have executed the Intercreditor Agreement pursuant to which they have agreed, among other things, to certain voting arrangements relative to matters requiring the approval of the Lenders and to other matters as among the Lenders. The rights and duties of Lenders (vis-à-vis each other and not vis-à-vis Borrower or any of its Subsidiaries), with respect to such matters, are subject to the Agreement Among Lenders.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED MAIL OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO THE BORROWER, AT THE BORROWER’S ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER

AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE BORROWER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE BORROWER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Lender for repayment or recovery of any amount or amounts received by such Agent or such Lender in payment or on account of any of the Obligations, such Agent or such Lender shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Lender.

Section 12.15 Indemnification.

(a) General Indemnity. In addition to the Borrower’s other Obligations under this Agreement, the Borrower agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation to any Indemnitee under this Section 12.15(a) for any Indemnified Matter caused by or attributable to the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b) Environmental Indemnity. Without limiting Section 12.15(a) hereof, the Borrower agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Borrower in Section 6.01(r) or the breach of any covenant made by the Borrower in Section 7.01(j). Notwithstanding the foregoing, the Borrower shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by or attributable to the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to the Fee Letter and Section 2.07 hereof shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each Agent and each Lender and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrower); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrower). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at an time and from time to time (i) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such

Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrower, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any material non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners or Securitization Parties or to the auditors or accountants of any Agent or Lender, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 12.20 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: IMPERIAL PETROLEUM, INC.

By:
Name:
Title:

COLLATERAL AGENT, ADMINISTRATIVE AGENT AND LENDER: D. B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.

By: D.B. ZWIRN PARTNERS, LLC,
its general partner

By: ZWIRN HOLDINGS, LLC,
its managing member

By:
Name:
Title:

LENDER: BERNARD NATIONAL LOAN INVESTORS, LTD.

By:
Name:
Title:

LENDER: BANK OF OKLAHOMA

By:
Name:
Title: